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                                                              Exhibit 10.16(iii)

                             SECOND AMENDMENT TO THE
                                     ANTHEM
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      Pursuant to rights reserved under Article V of the Anthem Supplemental Executive Retirement Plan (the "Plan"), Anthem Insurance Companies, Inc. (the "Company") hereby amends the Plan as follows:

1. Effective October 1, 2000, Section 3.02(b) is hereby deleted in its entirety and a new section (b) shall be inserted in its place as follows:

      "(b) At the commencement of participation in the Plan, a Participant may elect to receive a Supplemental Retirement Benefit at Termination of Employment in one (1) of the following forms:

            (i)   Immediate lump sum;

            (ii)  Annual installments over five years;

            (iii) Annual installments over ten years;

            (iv)  Life annuity; or

            (v)   50% Joint and Survivor annuity.

      Payment of the Participant's Supplement Retirement Benefit shall commence to be paid as soon as practicable following Termination of Employment. If the Participant fails to elect a form of payout, then payment of the Supplemental Retirement Benefit shall be in the form of annual installments over five (5) years.

      IN WITNESS WHEREOF, this Second Amendment to the Plan has been executed this 1st day of September, 2000.

                                             ANTHEM INSURANCE COMPANIES, INC.

                                              /s/ Larry C. Glasscock
                                             -----------------------------------
                                                      Larry C. Glasscock
                                             President & Chief Executive Officer